SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

November 25, 2002

(Date of earliest event reported)

ClickSoftware Technologies Ltd.

(Exact name of registrant as specified in its charter)

Israel	000-30827	Not Applicable

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

34 Habarzel Street
Tel Aviv, Israel 59710

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code: (972-3) 755-9400

Not Applicable

(Former name and former address, if changed since last report)

Item 5. Other Events.

     ClickSoftware Technologies Ltd. (the “Registrant”) announced on November 25, 2002 that it had been notified by the Nasdaq Listing Qualifications Department that it is not in compliance with the requirements set forth in NASD Marketplace Rule 4310(c) because it did not file its Form 10-Q for the period ended September 30, 2002 and that its securities are therefore subject to delisting from the Nasdaq SmallCap Market. The Registrant will be requesting a hearing before a Nasdaq Listing Qualifications Panel to review the Nasdaq Staff Determination. There can be no assurance that the Panel will grant the Registrant’s request for continued listing. Pending the results of the hearing, the Registrant’s trading symbol will become “CKSWE” as of the opening of business on November 26, 2002.

     As announced on October 21, 2002, the Registrant will restate its financial statements for 2000 and 2001 and the first six months of 2002, and based on the decision of the Audit Committee of the Registrant’s Board of Directors, it will recommend to its shareholders that the Registrant terminate its relationship with Luboshitz Kasierer, formerly a member firm of Arthur Andersen, as its auditors and that the Registrant engage Brightman Almagor & Co., a member firm of Deloitte Touche Tohmatsu, independent accountants (“Brightman Almagor”) as the Registrant’s new auditors.

     Although the Audit Committee has recommended the engagement of Brightman Almagor, under Israeli law, the shareholders at a general meeting are the corporate entity that is authorized to appoint and dismiss the Company’s outside auditors. Therefore, the Registrant cannot engage Brightman Almagor until authorized by its shareholders. The Registrant intends to hold a shareholders’ meeting on December 31, 2002 to seek shareholder approval to authorize the engagement. Until its engagement, Brightman Almagor cannot audit the restated financial information for 2000 and 2001 or review interim financial statements for 2002.

     The Registrant’s press release dated November 25, 2002 regarding these events is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 7. Financial Statements and Exhibits.

(c)  Exhibits.

     The exhibit listed below and in the accompanying Exhibit Index is filed as part of this Current Report on Form 8-K.

EXHIBIT NO.	TITLE

99.1	Press release dated November 25, 2002.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLICKSOFTWARE TECHNOLOGIES LTD.

By:	/s/ Shmuel Arvatz

Shmuel Arvatz Chief Financial Officer

Dated: November 26, 2002

EXHIBIT INDEX

EXHIBIT NO.	TITLE

99.1	Press release dated November 25, 2002.